                                      As filed with the Securities and Exchange Commission on July 1, 2010    Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FOX CHASE BANCORP, INC.
(exact name of registrant as specified in its charter)

Maryland	33-1145559
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4390 Davisville Road
Hatboro, Pennsylvania 19040
(215) 682-7400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Fox Chase Bank
401(k) Retirement Plan
(Full Title of the Plan)

Copies to:
Thomas M. Petro	Gary R. Bronstein, Esq.
President and Chief Executive Officer	Scott A. Brown, Esq.
Fox Chase Bancorp, Inc.	Kilpatrick Stockton LLP
4390 Davisville Road	607 14th Street, NW, Suite 900
Hatboro, Pennsylvania 19040	Washington, DC 20005
(215) 682-7400	(202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $.01 par Value	265,504	$9.57 (3)	$2,540,875	$182.00
Participation Interests	(4)	--	--	--

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Fox Chase Bank 401(k) Retirement Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Fox Chase Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The closing price of the Common Stock as reported on the Nasdaq Global Market on June 30, 2010 in accordance with 17 C.F.R. §230.457(c).
(4)
In addition, pursuant to 17 C.F.R. §230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. §230.457(h)(5).  In accordance with 17 C.F.R. §230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan.  Accordingly, no separate fee is required for the participation interests.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

Fox Chase Bancorp, Inc.

PART I                      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2.                      The documents containing the information for the Fox Chase Bank 401(k) Retirement Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference

The following documents filed or to be filed by Fox Chase Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)           The Prospectus filed with the SEC by the Registrant (File No. 333-165416) pursuant to Rule 424(b)(3) on May 24, 2010, which includes the consolidated statements of condition of Fox Chase Bancorp, Inc. and subsidiaries as of December 31, 2009 and December 31, 2008 and the related consolidated statements of operations, changes in equity and cash flows for the three-year period ended December 31, 2009.

(b)           The description of the Registrant’s common stock contained in the Registrant’s Form 8-K12G, as filed with the SEC on June 29, 2010, pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated under the Exchange Act.

(c)           The Registrant’s Current Reports on Form 8-K filed on June 17, 2010 and June 25, 2010 (other than items submitted under 2.02, 7.01 and 9.01 of Form 8-K).

(d)           All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities

The Fox Chase Bancorp, Inc. Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act as the successor to the former issuer pursuant to the rules promulgated under the Exchange Act.  Accordingly, a description of the Common Stock is not required herein.

Item 5.                      Interests of Named Experts and Counsel

None.

Item 6.                      Indemnification of Directors and Officers and Plan Administrator

The Articles of Incorporation of Fox Chase Bancorp, Inc. (the “Corporation”) provides as follows:

NINTH:  The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7.                      Exemption from Registration Claimed

None.

Item 8.                      Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

10	Fox Chase Bank 401(k) Retirement Plan(1)
23.0	Consent of KPMG LLP
24	Power of Attorney (contained on the signature pages).
____________________
(1)	Incorporated herein by reference to Exhibit 10.3 of the Fox Chase Bancorp, Inc. (File No. 333-134160) Registration Statement on Form S-1/A, filed on July 5, 2006.

Item 9.                      Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)–(g)                      Not applicable.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Fox Chase Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Hatboro, Commonwealth of Pennsylvania on July 1, 2010.

FOX CHASE BANCORP, INC.

By:	/s/ Thomas M. Petro
Thomas M. Petro
President and Chief Executive Officer
(principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Petro) constitutes and appoints Thomas M. Petro, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas M. Petro	President, Chief Executive Officer and Director	July 1, 2010
Thomas M. Petro	(principal executive officer)

/s/ Roger S. Deacon	Executive Vice President and Chief Financial Officer	July 1, 2010
Roger S. Deacon	(principal accounting and financial officer)

/s/ Roger H. Ballou	Director	July 1, 2010
Roger H. Ballou

Name	Title	Date

/s/ Richard E. Bauer	Director	July 1, 2010
Richard E. Bauer

/s/ Todd S. Benning	Director	July 1, 2010
Todd S. Benning

/s/ Richard M. Eisenstaedt	Director	July 1, 2010
Richard M. Eisenstaedt

/s/ Anthony A. Nichols, Sr.	Director	July 1, 2010
Anthony A. Nichols, Sr.

Director
RoseAnn B. Rosenthal

/s/ Peter A. Sears	Director	July 1, 2010
Peter A. Sears

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Fox Chase Bank 401(k) Retirement Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hatboro, Pennsylvania on June 29, 2010.

FOX CHASE BANK 401(k) RETIREMENT PLAN

By:	/s/ Mary Regnery
Mary Regnery Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Sequentially Numbered Page Location

10	Fox Chase Bank 401(k) Retirement Plan	Incorporated herein by reference to Exhibit 10.3 of the Fox Chase Bancorp, Inc. (File No. 333-134160) Registration Statement on Form S-1/A, filed on July 5, 2006.
23.0	Consent of KPMG LLP	Filed herewith.
24	Power of Attorney	Located on the signature page.